EXHIBIT 99.1

For Immediate Release

AAM Announces Election of New Board Member

Detroit, Michigan, November 4, 2013 - American Axle & Manufacturing Holdings, Inc. (AAM) which is traded as AXL on the NYSE, announced today the election of Samuel Valenti III as an independent director of the Board effective October 31, 2013. Mr. Valenti will serve as a Class III director. Mr. Valenti will also serve on AAM’s audit and strategy committees.

Mr. Valenti currently serves as the Chairman of the Board of TriMas Corporation, a publicly traded $1.4 billion-dollar manufacturer of highly engineered precision products for industry. He also serves as Chairman and C.E.O. of Valenti Capital and World Capital Partners, which are investment firms located in Bloomfield Hills, Michigan. Prior to his current roles, Mr. Valenti served as the President of Masco Capital Corporation and is a 40-year veteran of Masco Corporation, a Fortune 500 manufacturer of home building and home improvement products. He is also the former Chairman of the Investment Advisory Board of the $50 billion State of Michigan retirement system. Mr. Valenti is a member of the Business Leaders for Michigan and serves as Chairman of the Business Leaders for Michigan, Renaissance Venture Capital Fund.

“We are pleased to have Sam join AAM's Board of Directors," said AAM Chairman, President & CEO David C. Dauch. "He brings over 40 years of experience in the management of diversified manufacturing businesses and financial matters to the Board. His strong leadership and experience will be of value to AAM as we continue to focus on achieving our long-term goals of profitable growth, diversification, and debt reduction to build value for our stakeholders.”

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company's plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company's actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company's filings with the Securities and Exchange Commission.

# # #

For more information...

Christopher M. Son
Director, Investor Relations,
Corporate Communications & Marketing
(313) 758-4814
chris.son@aam.com

Liz Ventimiglia
Manager, Investor Relations
(313) 758-4635
liz.ventimiglia@aam.com

Or visit the AAM website at www.aam.com.

1